Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS SECOND QUARTER 2009

FINANCIAL AND OPERATIONAL RESULTS

Recent Financing Strengthens Balance Sheet and Eliminates Short Term Debt

ANNAPOLIS, MD — August 13, 2009 — PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the second quarter and six months ended June 30, 2009.

For the second quarter of 2009, PharmAthene recognized revenues of $8.1 million compared to $11.7 million in the same period of 2008.  For the six months ended June 30, 2009 and 2008, the Company reported revenues of $13.6 million and $17.5 million, respectively.  Revenues for the three and six month periods ended June 30, 2009 consisted primarily of contract funding from the U.S. government for the development of Protexia®, SparVax™ and Valortim®.

Research and development expenses were $9.5 million and $12.3 million for the quarter ended June 30, 2009 and 2008, respectively.  For the six months ended June 30, 2009 and 2008, research and development expenses were $15.2 million and $18.2 million, respectively.  Expenses for each period consisted primarily of research and development activities related to programs for Valortim® and Protexia®, and for the three month period ended June 30, 2009 also reflect activities related to the SparVax™, RypVax™ and the Company’s third generation rPA anthrax vaccine programs.

General and administrative expenses for the Company were $4.4 million and $4.6 million for the quarter ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, general and administrative expenses were $9.6 million and $9.0 million, respectively. General and administrative expenses were essentially flat for the three months ended June 30, 2009 and increased by approximately $600,000 in the first six months of 2009, compared to the same period last year.  The year to date increase was primarily due to increased consulting and legal services associated with compliance requirements related to operating as a publicly traded entity, costs related to preparing and submitting various bids and proposals and litigation efforts, along with increased non-cash, stock-based compensation costs.  These increases were partially offset by reduced travel and other administrative overhead costs.

For the second quarter of 2009, PharmAthene’s net loss attributable to common shareholders was $6.6 million or $0.24 per share, compared to $21.6 million or $0.98 per share in the same period of 2008.  For the six months ended June 30, 2009, the Company’s net loss attributable to common shareholders was $12.6 million or $0.47 per share, compared to $26.3 million or $1.19 per share in the same period of 2008.

As of June 30, 2009, available cash, cash equivalents and short term investments were $15.5 million, excluding restricted cash totaling $1.5 million.

Subsequent to the second quarter and effective July 28, 2009, PharmAthene issued 2-year, 10% unsecured senior convertible notes and common stock purchase warrants in a private placement totaling approximately $19.3 million.  In connection with the private placement, the Company received gross cash proceeds of approximately $10.5 million from new investors, including an aggregate of approximately $8.5 million from unaffiliated investors, and also canceled approximately $8.8 million in outstanding principal and unpaid accrued interest under the Company’s 8% senior unsecured convertible notes originally issued in August 3, 2007 and due August 3, 2009.  The Company estimates that at its currently projected rate of cash consumption, the net proceeds from this financing, along with existing sources of cash, will be sufficient to fund operations through the end of 2010.

David P. Wright, President and Chief Executive Officer of PharmAthene commented, “The second quarter was a period of continued momentum for the Company.  Of note, in response to the latest amendments to the RFP issued by the U.S. Department of Health and Human Services to develop and deliver up to 25 million doses of a recombinant protective antigen (rPA) anthrax vaccine for the Strategic National Stockpile, in late May, we submitted our regulatory strategy to the U.S. Food and Drug Administration (FDA), outlining our non-clinical and clinical development plans for licensure of SparVax™.  Just after quarter end, in early July, we announced that the FDA had completed its review of our development plan. We have since submitted the FDA’s feedback to the Biomedical Advance Research and Development Authority (BARDA) and are currently in the process of updating our proposal for submission to BARDA.”

Mr. Wright continued, “In the meantime, development activities for SparVax™ continue pursuant to our existing development contract, which was transferred from the National Institutes of Health to BARDA on April 1, 2009.  We are also making progress in the development of Valortim®, our fully human monoclonal antibody for the prevention and treatment of anthrax infection. During the quarter, we received an additional $2 million under the current contract with the National Institute of Allergy and Infectious Diseases to perform certain manufacturing and non-clinical activities.  Additionally, we submitted to BARDA our full proposal in response to a Broad Agency Announcement (BAA) for anthrax anti-toxins and therapeutics. Specifically, we have proposed a development program of an IV formulation of Valortim® for the treatment of anthrax and will also be developing a lyophilized formulation.  We have requested substantial funding to support these activities.  The government has indicated that contracts under the BAA will be awarded by the end of the third quarter.”

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s second quarter and six month financial and operational results today at 11:00 a.m., E.T. The dial-in number for U.S. callers is 800-706-7748 and for international callers is 617-614-3473.  The participant passcode is 28915363.

A replay of the conference call will be available beginning at approximately 2:00 p.m. Eastern Time on August 13, 2009 until approximately 11:59 p.m. Eastern Time September 11, 2009. The dial-in number from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888. The participant passcode is 35226593.

The webcast of the conference call will be available until September 13, 2009 and can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene’s lead product development programs include:

•                  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Third generation rPA anthrax vaccine

•                  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax™ - a recombinant dual antigen vaccine for pneumonic and bubonic plague (“rYP”)

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax™ under the DHHS Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, unexpected financial obligations that could increase the rate of our cash consumption as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”). We have based our projection of future cash needs on the Company’s current and anticipated operations, which do not take into account any potential future government contracts that may be awarded to the Company, merger & acquisition or corporate partnering activities, or unexpected financial obligations.

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

— Tables Follow —

PHARMATHENE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Contract revenue	$8,071,211	$11,703,448	$13,593,114	$17,522,502
Other revenue	—	—	—	21,151
	8,071,211	11,703,448	13,593,114	17,543,653
Operating expenses:
Research and development	9,464,629	12,274,553	15,159,955	18,203,872
General and administrative	4,416,248	4,605,791	9,562,247	8,963,750
Acquired in-process research and development	—	15,906,002	—	15,906,002
Depreciation and amortization	199,699	239,914	392,177	436,017
Other expense	760,720	—	884,561	—
Total operating expenses	14,841,296	33,026,260	25,998,940	43,509,641

Loss from operations	(6,770,085)	(21,322,812)	(12,405,826)	(25,965,988)
Other income (expense)
Interest income	92,853	362,170	197,098	833,935
Interest expense	(598,395)	(651,778)	(1,200,510)	(1,318,775)
Change in market value of derivative instruments	643,702	26,263	764,291	115,543
Total other income (expense)	138,160	(263,345)	(239,121)	(369,297)

Net loss	(6,631,925)	(21,586,157)	(12,644,947)	(26,335,285)
Basic and diluted net loss per share	$(0.24)	$(0.98)	$(0.47)	$(1.19)
Weighted average shares used in calculation of basic and diluted net loss per share	28,056,824	22,087,121	27,038,761	22,087,121

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,272,803	$19,752,404
Restricted cash	1,500,000	12,000,000
Short-term investments	6,177,616	3,190,912
Accounts receivable	2,438,415	8,890,077
Other receivables (including unbilled receivables)	13,594,575	1,391,512
Prepaid expenses and other current assets	594,690	917,125
Total current assets	33,578,099	46,142,030

Long-term restricted cash	—	1,250,000
Property and equipment, net	5,909,053	5,313,219
Patents, net	908,374	925,489
Other long-term assets	252,974	220,531
Deferred costs	23,845	37,092
Goodwill	2,348,453	2,502,909
Total assets	$43,020,798	$56,391,270

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,573,453	$3,870,871
Accrued expenses and other liabilities	11,318,882	14,624,757
Convertible notes	14,300,517	13,377,505
Current portion of derivative instruments	69,021	—
Current portion of long-term debt	2,955,264	4,000,000
	31,217,137	35,873,133

Other long-term liabilities	426,874	626,581
Derivative instruments	1,045,770	—
Long-term debt	—	928,117
Total liabilities	32,689,781	37,427,831

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 28,070,663 and 25,890,143 shares issued and outstanding, respectively	2,807	2,589
Additional paid-in-capital	147,396,332	142,392,163
Accumulated other comprehensive (loss) income	(392,293)	386,351
Accumulated deficit	(136,675,829)	(123,817,664)
Total stockholders’ equity	10,331,017	18,963,439
Total liabilities and stockholders’ equity	$43,020,798	$56,391,270